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Exhibit 99-Press Release of Amistar Corporation dated November 10, 2004, reporting Amistar's financial results for the third quarter 2004.

AMISTAR REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, November 10, 2004 /PR Newswire-First Call/ -- Amistar Corporation (Nasdaq:-AMTA) today reported sales and results for the three and nine months ended September 30, 2004.

Net sales for the three months ended September 30, 2004 were $2,410,000 compared to $3,125,000 for the same quarter in 2003. Net sales for the Nine months ended September 30, 2004 were $7,726,000 compared to $8,546,000 for the same period in 2003.

There was a net loss for the three months ended September 30, 2004 of $930,000 or $0.30 per share compared to a net loss of $36,000 or $0.01 per share in the third quarter of 2003. There was a net loss for the Nine months ended September 30, 2004 of $2,024,000 or $0.66 per share compared to a net loss of $261,000 or $0.08 per share in the same period in 2003.

The loss in the current quarter was due primarily to start-up and machine development costs incurred by the Company's new subsidiary Distributed Delivery Networks Corporation ("ddn"), litigation defense costs related to the ddn venture, reduced gross margins resulting from a 20% decline in AMS division sales and lower sales from DataPlace(TM) machines compared to the third quarter of 2003.

During the quarter ended September 30, 2004, ddn incurred $402,000 in marketing, administrative, and machine development costs. During the same quarter, the Company incurred $106,000 in litigation defense costs related to a trade secret suit that it believes is frivolous and aimed at stifling competition. The Company intends to defend itself vigorously.


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
                             Condensed Consolidated Statements of Operations

                                              Three Months Ended                  Nine Months Ended
                                                  September 30,                     September 30,
                                              2004             2003             2004             2003
                                          -----------------------------     -----------------------------
Net Sales                                 $ 2,410,000      $ 3,125,000      $ 7,726,000      $ 8,546,000
Cost of Sales                               2,225,000        2,556,000        6,774,000        6,922,000
                                          ------------     ------------     ------------     ------------
Gross Profit                                  185,000          569,000          952,000        1,624,000
Operating Expenses                          1,111,000          602,000        2,968,000        1,873,000
                                          ------------     ------------     ------------     ------------
Operating Loss                               (926,000)         (33,000)      (2,016,000)        (249,000)
Other Income  (Expense)                        (3,000)          (2,000)          (6,000)          (9,000)
                                          ------------     ------------     ------------     ------------
Loss Before Income Taxes                     (929,000)         (35,000)      (2,022,000)        (258,000)
Income Taxes                                    1,000            1,000            2,000            3,000
                                          ------------     ------------     ------------     ------------
Net Loss                                  $  (930,000)     $   (36,000)     $(2,024,000)     $  (261,000)
                                          ============     ============     ============     ============

Loss Per Common Share-
   Basic and Diluted                      $     (0.30)     $     (0.01)     $     (0.66)     $     (0.08)
                                          ============     ============     ============     ============

Shares Used In Per Share Calculation-
   Basic and Diluted                        3,090,857        3,078,319        3,084,994        3,080,808
                                          ============     ============     ============     ============


Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the Company's Annual Report on Form 10-K. Actual results may differ materially from anticipated results.

Amistar Corporation provides industrial automation solutions and contract-manufacturing services. The Company designs, develops, manufactures, markets and services a variety of automated equipment used to assemble electronic components and product identification media to printed circuit boards and other assemblies. In addition, the Company provides design and manufacturing resources to create customized factory automation equipment and other products according to customers' specification in a broad range of industries. The Company also provides contract-manufacturing services to companies who outsource the manufacturing of their electronic products. Through its subsidiary, ddn Corporation, the Company provides automated point-of-sale machines that control the dispensing of securely stored items such as consumer products, developed photographs, medications and finished prescriptions to retail customers.

Additional information about Amistar is available at WWW.AMISTAR.COM and ddn Corporation at WWW.DDNCORP.COM


Contact:

Gregory Leiser
Vice-President Finance and CFO
760-471-1700
GREGL@AMISTAR.COM


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